Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224612

The information in this preliminary prospectus supplement is not complete and may be changed. We are not using this preliminary prospectus supplement or the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 9, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated May 2, 2018)

$

            % Senior Notes due 20

We are offering $                 aggregate principal amount of our     % senior notes due 20     (the “notes”). The notes will mature on                 , 20    . We will pay interest on the notes semi-annually on each                  and                 , commencing on                 , 2020. We may redeem some or all of the notes, at any time and from time to time for cash, at the applicable redemption price described under the heading “Description of Notes—Optional Redemption.” If we experience a Change of Control Repurchase Event (as defined herein), unless we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes from holders for cash as described under the heading “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations, and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us(1)%	$

(1)	Plus accrued interest from , 2019 if settlement occurs after that date.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or arrange for the quotation of the notes on any automated dealer quotation system.

We expect to deliver the notes to investors in registered book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about                 , 2019.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

                    , 2019

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference herein is accurate as of any date other than their respective dates. Unless the context otherwise requires, the terms “Fortune Brands,” “Company,” “we,” “our” or “us” refer to Fortune Brands Home & Security, Inc., and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information deemed to be furnished and not filed in accordance with SEC rules) until our offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019;

•	Definitive Proxy Statement on Schedule 14A filed on March 20, 2019; and

•	Current Reports on Form 8-K filed on February 25, 2019, March 8, 2019 and May 9, 2019.

You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address:

Fortune Brands Home & Security, Inc.

Office of the Secretary

520 Lake Cook Road, Suite 300

Deerfield, Illinois 60015

Telephone number (847) 484-4400

or by visiting our web site at http://www.fbhs.com. The contents of our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus for any purpose.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain certain “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These include statements regarding expected capital spending, expected pension contributions, the anticipated effects of recently issued accounting standards on our financial statements, planned business strategies, market potential, future financial performance, impact of acquisitions and other matters. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on our current plans and expectations, estimates, assumptions and projections about our industry, business and future financial results, available at the time this prospectus supplement is filed with the SEC or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or changes to future results over time or otherwise. The risks, uncertainties and other factors that prospective investors should consider include, but are not limited to, the following:

•	our reliance on the North American home improvement, repair and remodel and new home construction activity levels;

•	the North American and global economies;

•	risk associated with the disruption of operations;

•	our ability to remain competitive, innovative and protect our intellectual property;

•	our ability to improve organizational productivity and global supply chain efficiency and flexibility;

•	global commodity and energy availability and price volatility;

•	the risk of doing business internationally;

•	our reliance on key customers and suppliers;

•	the cost and availability associated with our supply chains and the availability of raw materials;

•	risks associated with entering into potential strategic acquisitions and joint ventures, and integrating acquired businesses;

•	our ability to attract and retain qualified personnel and other labor constraints;

•	risk of increases in our defined benefit-related costs and funding requirements;

•	risk associated with the imposition of additional tariffs and taxes related to our imported inputs and finished goods;

•	compliance with tax, environmental and federal, state and international laws and industry regulatory standards; and

•

the other risks and uncertainties referred to below under the heading “Risk Factors” as well as the risks described under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, including the risks discussed in the section titled “Risk Factors” beginning on page S-9, as well as the documents incorporated by reference herein and therein, before making an investment decision.

Fortune Brands Home & Security, Inc.

We are a leading home and security products company. We have three business segments, which we refer to as Cabinets, Plumbing and Doors & Security.

•

Cabinets.  Our Cabinets segment manufactures custom, semi-custom and stock cabinetry, as well as vanities, for the kitchen, bath and other parts of the home through a regional supply chain footprint to deliver high quality cabinets and service to our customers. This segment sells a portfolio of brands that enables our customers to differentiate themselves against competitors. This portfolio includes brand names such as Aristokraft, Diamond, Mid-Continent, Kitchen Craft, Schrock, Homecrest, Omega, Thomasville, Kemper, StarMark and Ultracraft. Substantially all of this segment’s sales are in North America. This segment sells directly to kitchen and bath dealers, home centers, wholesalers and large builders.

•

Plumbing.  Our Plumbing segment manufactures or assembles and sells faucets, accessories, kitchen sinks and waste disposals, predominantly under the Moen, ROHL, Riobel, Perrin & Rowe, Victoria + Albert and Shaws brands. Although this segment sells products principally in the U.S., China and Canada, this segment also sells in Mexico, Southeast Asia, Europe and South America. This segment sells directly through its own sales force and indirectly through independent manufacturers’ representatives, primarily to wholesalers, home centers, mass merchandisers and industrial distributors.

•

Doors & Security.  Our Doors & Security segment manufactures and sells fiberglass and steel entry door systems under the Therma-Tru brand name, composite decking, railing and fencing under the Fiberon brand name, and urethane millwork under the Fypon brand name. It also manufactures, sources and distributes locks, safety and security devices, and electronic security products under the Master Lock brand and fire resistant safes, security containers and commercial cabinets under the SentrySafe brand. This segment sells products principally in the U.S., Canada, Europe, Central America, Japan and Australia. This segment’s principal customers are home centers, hardware and other retailers, millwork building products and wholesale distributors, and specialty dealers that provide products to the residential new construction market, as well as to the remodeling and renovation markets. In addition, it sells lock systems and fire resistant safes to locksmiths, industrial and institutional users, and original equipment manufacturers.

Additional information concerning each of our product segments is available in the periodic reports we file with the SEC.

Our principal executive office is located at 520 Lake Cook Road, Suite 300, Deerfield, Illinois 60015 and our telephone number is (847) 484-4400.

Supplemental Financial Information

Annex A to this prospectus supplement includes certain supplemental financial and other statistical information about our business and financial condition. Such information in Annex A includes certain sales information by channel, operating income by segment and certain non-GAAP financial measures, including EBITDA and EBITDA margin, each for the periods presented. This financial and statistical information supplements, but is not a substitution for, our consolidated financial statements under GAAP that are incorporated by reference herein.

The Offering

The following summary is a summary of the notes, and is not intended to be complete. It may not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Fortune Brands Home & Security, Inc.

Notes Offered	$ aggregate principal amount of % senior notes due 20 .

Maturity	The notes will mature on , 20 .

Interest	The notes will bear interest from , 2019 at the rate of % per year, payable semi-annually in arrears.

Interest Payment Dates	and of each year, commencing on , 2020.

Ranking	The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured debt and will rank senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables. As of June 30, 2019, our subsidiaries did not have any indebtedness and we and our subsidiaries did not have any secured indebtedness.

Optional Redemption	Prior to , 20 (the “Par Call Date”), we may redeem the notes, in whole or in part, at any time and from time to time for cash, at a redemption price equal to the greater of:

•        100% of the principal amount of the notes being redeemed; or

•         the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), as determined by the Quotation Agent (as defined below) plus             basis points;

plus accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.

On and after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time for cash, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.

Offer to Repurchase Upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event (as defined under “Description of Notes—Certain Definitions”) occurs, we will be required, unless we have exercised our right to redeem the notes, to make an offer to each holder of notes to repurchase the notes for cash at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of the repurchase. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Certain Covenants	The Indenture (as defined under “Description of Notes—General Terms of the Notes”) contains certain covenants that will, among other things, limit our ability and the ability of our subsidiaries to:

•         create liens;

•         enter into sale and leaseback transactions; and

•         merge or consolidate with another entity or sell substantially all of our assets to another person.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $ , after deducting the underwriters’ discount and other estimated offering expenses payable by us. We intend to use the net proceeds we receive from the offering to repay indebtedness outstanding under our revolving credit and term loan facilities. The revolving credit facility and term loan facility mature in June 2021 and March 2020, respectively. Interest rates under the revolving credit facility and term loan facility are variable based on LIBOR at the time of borrowing and the Company’s long-term credit rating and can range from LIBOR + 0.9% to LIBOR + 1.5% in the case of the revolving credit facility and LIBOR + 0.625% to LIBOR + 1.25% in the case of the term loan facility. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of several of the underwriters are lenders with respect to amounts currently outstanding under our revolving credit facility. Because more than 5% of the net proceeds of this offering may be received by affiliates of certain of these underwriters, this offering is being conducted in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

Additional Notes	We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of the notes, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price, the first interest payment date and the date for which interest begins to accrue) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the Indenture.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank, SA/NV, as operator of the Euroclear System (“Euroclear”), will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the Indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to list the notes on any securities exchange or arrange for the quotation of the notes on any automated dealer quotation system.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-9 and the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019.

Trustee	Wilmington Trust, National Association

Securities Agent	Citibank, N.A.

Governing Law	State of New York.

RISK FACTORS

An investment in the notes involves various risks. Before making a decision about investing in the notes, you should carefully consider the following risk factors and those under the heading “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or generally.

We may not have sufficient funds to purchase the notes upon a change of control repurchase event, and this covenant provides limited protection to investors.

Holders of the notes may require us to repurchase their notes for cash upon a “Change of Control Repurchase Event” as described under “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.” We have no present intention to engage in a transaction involving a Change of Control Repurchase Event, although it is possible that we could decide to do so in the future. We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a Change of Control Repurchase Event triggers a similar repurchase requirement for, or results in the acceleration of, our other then-existing debt. Certain events that constitute a Change of Control Repurchase Event for the notes are also events of default under our existing credit agreements, which would permit our lenders to accelerate that indebtedness, to the extent amounts are outstanding.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt, revising or delaying our strategic plans or obtaining additional equity capital on terms that may be onerous or unfavorable to us. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time, and we may not be able to refinance any of our indebtedness or incur new indebtedness on commercially reasonable terms to us or at all.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions, which could have a negative impact on the trading value of the notes.

We are not restricted under the terms of the indenture, the supplemental indenture or the notes from incurring additional indebtedness. The terms of the indenture and supplemental indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to certain exceptions. See “Description of Notes—Certain Covenants—Limitations on Liens” and “Description of Notes—Certain Covenants—Restriction on Sales and Leasebacks.” In addition, the indenture, the supplemental indenture and the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture, the supplemental indenture and the notes, could have the effect of diminishing our ability to make payments on the notes when due.

Additionally, under the terms of the indenture, we may restructure our restricted subsidiaries without your consent in a manner such that they could no longer be deemed restricted subsidiaries and not subject to our restrictive covenants in the indenture. This may have a material and adverse effect on the trading value of your notes.

Our right to redeem notes may mean that you may not be able to reinvest the redemption proceeds in a comparable security at a comparable interest rate.

We may choose to redeem your notes from time to time. If prevailing rates are lower at the time of redemption, you likely would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the then-current interest rate on the notes being redeemed.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may continue to repurchase our stock, which will reduce cash reserves available for repayment of the notes.

We have repurchased, and may continue to repurchase, our common stock in the open market or in privately negotiated transactions. These purchases may be significant, and any purchase would reduce cash available to repay the notes. On July 13, 2018, our board of directors authorized us to repurchase up to $400 million of shares of our common stock through July 13, 2020. As of August 31, 2019, $313.7 million remained available for future repurchases under this authorization.

Active trading markets for the notes may not develop. If any develop, they may not be liquid.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. If active trading markets do not develop or are not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Further, we cannot provide assurances about liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Any trading markets for the notes that develop and any future trading prices of the notes may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar securities;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the terms related to optional redemption of the notes.

Changes in our credit ratings may adversely affect the value of the notes.

Credit ratings assigned to the notes may be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of a rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value or liquidity of the notes and increase our corporate borrowing costs.

The notes are obligations of Fortune Brands Home & Security, Inc. and not of our subsidiaries, and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our general unsecured obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Our rights and the rights of our creditors (including holders of the notes being offered under this prospectus supplement and the accompanying prospectus) and stockholders to participate in any distribution of the assets or earnings of any subsidiary will be structurally subordinated to the claims of creditors, including trade creditors, of that subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized.

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with all of our future senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur, to the extent of the value of the collateral securing such indebtedness. The indenture and supplemental indenture governing the notes permits us to incur secured debt under specified circumstances as described under “Description of Notes—Certain Covenants—Limitation on Liens.” If we incur secured debt, our assets securing that indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $            , after deducting the underwriters’ discount and other estimated offering expenses payable by us. We intend to use the net proceeds we receive from the offering to repay indebtedness outstanding under our $1.25 billion committed revolving credit facility (the “revolving credit facility”) and our $350 million term loan facility (the “term loan facility”). The revolving credit facility and term loan facility mature in June 2021 and March 2020, respectively. Interest rates under the revolving credit facility and term loan facility are variable based on LIBOR at the time of borrowing and the Company’s long-term credit rating and can range from LIBOR + 0.9% to LIBOR + 1.5% in the case of the revolving credit facility and LIBOR + 0.625% to LIBOR + 1.25% in the case of the term loan facility. Affiliates of certain of the underwriters are lenders with respect to amounts currently outstanding under our revolving credit facility and will receive a ratable portion of the proceeds of this offering used to repay amounts outstanding thereunder. This amount will equal a significant portion of the net proceeds of the offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019 (i) on a historical basis and (ii) as adjusted to give effect to the sale of the notes in this offering and our anticipated use of proceeds from the offering thereof, as described under “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, short-term and long-term debt and capitalization in the future.

		Actual		As Adjusted(1)
		(in millions)
Cash and cash equivalents	$	276.3	$	276.3

Long-term debt (including current portion)
Revolving credit facility		575.0
Term loan		350.0
3.000% senior notes due 2020(2)		400.0		400.0
4.000% senior notes due 2025(2)		600.0		600.0
4.000% senior notes due 2023(2)		500.0		500.0
% senior notes due 20 offered hereby
Total		2,425.0

Total equity		2,344.7		2,344.7

Total capitalization	$	4,769.7	$

(1)	As adjusted amount reflects our receipt of the net proceeds from this offering, and the anticipated use of proceeds thereof, as described under “Use of Proceeds.”
(2)	Senior notes are shown on an aggregate basis, and do not reflect $9.7 million of underwriting commissions and price discounts.

DESCRIPTION OF NOTES

The following description is a summary of the material provisions of the notes and the Indenture (as defined below). It does not restate those instruments and agreements in their entirety. We urge you to read those instruments and agreements because they, and not this description, define your rights as holders of notes. The notes will have the terms described below. Capitalized terms used but not defined below or under “—Certain Definitions” have the meanings given to them in the Indenture relating to the notes.

General Terms of the Notes

The notes being offered by this prospectus supplement and the accompanying prospectus will be issued under an indenture dated as of June 15, 2015 and a supplemental indenture (together, the “Indenture”) to be entered into in connection with the issuance of the notes among us, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities agent. This prospectus supplement refers to Wilmington Trust, National Association as the “trustee” and Citibank, N.A., as “securities agent.” The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The Indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us subject to certain limited exceptions. See “—Limitations on Liens” and “—Restrictions on Sales and Leasebacks.”

The original principal amount of the notes will be $                .

We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of the notes, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price, the first interest payment date and the date for which interest begins to accrue) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the Indenture; provided that such additional debt securities are fungible with the previously issued series of notes for U.S. federal income tax purposes.

The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured debt and will rank senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables. As of June 30, 2019, our subsidiaries did not have any indebtedness and we and our subsidiaries did not have any secured indebtedness.

The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 thereof.

The notes will mature on                 , 20    .

The notes will bear interest at the rate of     % per year. Interest on the notes will accrue from                 , 2019 and be payable semi-annually in arrears on                  and                  of each year, commencing on                 , 2020 to the persons in whose names the notes were registered at the close of business on the immediately preceding                  and                 , respectively (whether or not a Business Day). Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Any payment otherwise required to be made in respect of the notes on a date that is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest and principal on the notes may be made at our option by check mailed to the registered holders or by wire transfer to an account maintained by the payee located in the United States.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. The notes will be available only in book-entry form. See “Book-Entry Delivery and Form.”

We will initially appoint the securities agent at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Optional Redemption

The notes may be redeemed at our option, at any time in whole or from time to time in part. Prior to the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time for cash, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or

•

the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), as determined by the Quotation Agent (as defined below), plus      basis points;

plus accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.

On and after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time for cash, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the Indenture.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the securities agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by the securities agent by a method the securities agent deems to be fair and appropriate or in accordance with applicable DTC procedures.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase for cash all or any part (in integral multiples of $1,000) of their notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail (or use such electronic means as are acceptable to the applicable Depositary for any notes) a notice to holders of notes describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control occurring on or prior to the Change of Control Payment Date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such compliance.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes accepted for payment; and

•

deliver or cause to be delivered to the securities agent the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.

The definition of Change of Control includes a phrase relating to sale, assignment, transfer, lease or other conveyance (other than by way of merger or consolidation) of “all or substantially all” of our properties and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Fortune Brands to repurchase its notes as a result of a sale, assignment, transfer, lease or conveyance of less than all of the assets of Fortune Brands to another Person or group may be uncertain.

Certain Covenants

Limitations on Liens

The Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue, assume or guarantee any debt for borrowed money secured by a Lien (other than Permitted Liens) upon any Principal Property or on any capital stock of any Restricted Subsidiary (in each case, whether owned on the date of the Indenture or thereafter acquired), without equally and ratably securing any notes then outstanding, unless the aggregate principal amount of all outstanding debt for borrowed money of Fortune Brands and its Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property or upon the capital stock of any Restricted Subsidiary (in each case, whether owned on the date of the Indenture or thereafter acquired) plus the amount of all outstanding Attributable Debt incurred in respect of Sale and Leaseback Transactions involving any Principal Properties would not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien.

Restrictions on Sales and Leasebacks

The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by us or any Restricted Subsidiary of any property or assets that have been or are to be sold or transferred by us or such Restricted Subsidiary to such Person, with the intention of taking back a lease of such property or assets (a “Sale and Leaseback Transaction”) unless either:

•

within 12 months after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value (as determined in good faith by our board of directors) of such property or assets at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Funded Debt which ranks equally with or senior to the notes; or

•

we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt for borrowed money secured by a Lien on such property or assets in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “—Limitations on Liens.”

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between us and a Restricted Subsidiary or between Restricted Subsidiaries, provided that the lessor is us or a wholly owned Restricted Subsidiary; or (iii) entered into within 120 days after the later of the acquisition or completion of construction of the subject property or assets.

Merger, Consolidation or Sale of Assets

The Indenture provides that we shall not consolidate with or merge into any Person or sell, assign, transfer, lease or otherwise convey all or substantially all our properties and assets unless:

•

either (A) Fortune Brands shall be the continuing Person (in the case of a merger) or (B) the successor Person (if other than Fortune Brands) formed by such consolidation or into which Fortune Brands is merged or the Person to which such sale, assignment, transfer, lease or other conveyance is made shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such Person expressly assumes, by supplemental indenture executed and delivered to the trustee and the securities agent by such Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by Fortune Brands;

•	immediately before and immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

•

Fortune Brands shall deliver, or cause to be delivered, to the trustee and the securities agent, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with. (Section 8.01).

Upon any consolidation or merger, or any conveyance or transfer of all or substantially all our properties and assets in accordance with the foregoing paragraph, the successor Person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made is substituted for us as obligor under the Indenture. (Section 8.02).

Under the terms of the Indenture, we may restructure our restricted subsidiaries without your consent in a manner such that they could no longer be deemed restricted subsidiaries and not subject to our restrictive covenants in the Indenture. This may have a material and adverse effect on the trading value of your notes.

Events of Default

The following are Events of Default under the Indenture with respect to the notes:

•	a failure to pay any interest on any note when due and payable, and continuance of such failure for a period of 30 days;

•

failure to pay the principal on any note as and when the same shall become due and payable either at maturity, upon redemption, other than with respect to a sinking fund payment, by declaration or otherwise;

•

default in the performance, or breach, of any other covenant or warranty of Fortune Brands relating to the notes and continuance of such default or breach for a period of 60 days after due notice by the trustee or by the Holders of at least 25% in principal amount of the Outstanding Securities of that series; and

•	certain events of bankruptcy, insolvency or reorganization of Fortune Brands.

The Indenture provides that the trustee shall notify the holders of notes of all defaults actually known to a responsible officer of the trustee and affecting those notes within 90 days after the occurrence of a default unless the defaults shall have been cured before the giving of the notice. The term “default” or “defaults” means any event or condition which is, or with notice or lapse of time or both would become, an Event of Default. The Indenture provides that notwithstanding the foregoing, except in the case of a default in the payment of the principal of or interest on any of the notes, the trustee shall be protected in withholding such notice if the trustee determines in good faith that the withholding of such notice is in the interest of the holders of the notes.

The Indenture provides that in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to Fortune Brands, all outstanding notes of each series will become due and payable immediately without further action or notice. The Indenture provides that if any other Event of Default with respect to any series of notes shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes of that series then outstanding may declare the principal amount of all the notes of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled. Any past defaults and the consequences of the defaults may be waived by the holders of a majority in principal amount of the notes of that series then outstanding if all amounts due to the trustee and the securities agent have been paid in full, except for a default (1) in the payment of principal of or interest on notes of that series or (2) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each note of such series affected, which defaults cannot be waived. The Indenture also permits Fortune Brands to omit compliance with certain covenants in the Indenture with respect to notes of any series upon waiver by the holders of a majority in principal amount of the notes of such series then outstanding.

Subject to the provisions of the Indenture relating to the duties of the trustee or the securities agent in case an Event of Default with respect to any series of notes shall occur and be continuing, the trustee or the securities agent shall be under no obligation to exercise any of the trusts or powers vested in it by the Indenture at the request or direction of any of the holders of that series, unless such holders shall have offered to the trustee or the securities agent security or indemnity satisfactory to the trustee and securities agent. Subject to such provisions for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the notes of each series affected by an Event of Default and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right by virtue or by availing of any provision of the Indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to notes of that series and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes of that series shall have made written request, and offered to the trustee indemnity satisfactory to the trustee to institute such proceeding as trustee and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes of that series a direction inconsistent with such request. However, the right of a holder of any note to receive payment of the principal of and any interest on such note on or after the due dates expressed in such note, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Modification of the Indenture

We may modify the Indenture or any supplemental indenture governing the terms of the notes, subject to satisfaction of certain conditions. The conditions depend, among other things, on the type of modifications that may be made. These are discussed in the accompanying prospectus under the heading “Description of Debt Securities—Modification of Indenture” which is incorporated by reference in this prospectus supplement.

Satisfaction and Discharge of Indenture

The Indenture will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the notes of a series or the deposit with the securities agent of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the Indenture and the terms of the notes of such series. These provisions are described in the accompanying prospectus under the heading “Description of Debt Securities—Satisfaction and Discharge; Defeasance—Satisfaction and Discharge” which is incorporated by reference in this prospectus supplement.

Covenant Defeasance and Discharge

The notes have been issued subject to provisions of the Indenture which gives us the option to either “discharge” or “defease” certain covenants if certain conditions are satisfied. The effect of a discharge or covenant defeasance, and the conditions that must be satisfied for each, are described in the accompanying prospectus under the heading “Description of Debt Securities—Satisfaction and Discharge; Defeasance—Covenant Defeasance and Discharge” which is incorporated by reference in this prospectus supplement.

Governing Law

The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Below Investment Grade Rating Event” means the rating on the notes is lowered and the notes are rated below an Investment Grade Rating by each of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade below investment grade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee and the securities agent in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is not a legal holiday, or a day on which banking institutions are authorized or required by law or regulation to close in New York City.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with United States generally accepted accounting principles (“GAAP”).

“Change of Control” means the occurrence of any of the following:

•

the sale, assignment, transfer, lease or other conveyance (other than by way of merger or consolidation) of all or substantially all of the properties and assets of Fortune Brands to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to Fortune Brands or one of its Subsidiaries;

•

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Fortune Brands;

•

Fortune Brands consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Fortune Brands, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Fortune Brands or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of Fortune Brands outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

•	the adoption of a plan relating to the liquidation or dissolution of Fortune Brands.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) Fortune Brands becomes a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the notes and (ii) the holders of the Voting Stock of such holding company immediately following that transaction are the holders of at least a majority of the Voting Stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming for this purpose, that the notes mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes (assuming for this purpose, that the notes mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as determined by the Company and set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and the minority interest of others.

“Fitch” means Fitch, Inc.

“Funded Debt” means debt for borrowed money which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with GAAP, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof, (4) endorsements of negotiable instruments for collection, deposit or negotiation, or (5) guarantees by Fortune Brands or a Restricted Subsidiary arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services. Fortune Brands or a Restricted Subsidiary shall be deemed to have assumed any Funded Debt secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“Government Obligations” means obligations which are (i) direct obligations of the sovereign government in the currency of which Securities of the relevant series are payable, or (ii) obligations of any Person controlled or supervised by and acting as an instrumentality of such sovereign government the payment of which is unconditionally guaranteed by such sovereign government, and which, in the case of either (i) or (ii), are full faith and credit obligations of such sovereign government, are payable in such currency and are not, by their terms, callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations; or

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Lien” means, with respect to our Principal Property, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property or assets.

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted Liens” means:

(1) Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for taxes, assessments or governmental charges or levies not yet subject to penalties for non-timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(2) statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(3) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’

compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(4) Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(5) Liens securing Indebtedness (including capital leases) incurred to finance the purchase price or cost of construction of property or assets (or additions, repairs, alterations or improvements thereto), provided that such Liens and the Indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(6) Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(7) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(8) encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions, (including defects or irregularities in title and similar encumbrances) as to the use of real property, or Liens incidental to conduct of the business or to the ownership of our or our subsidiaries’ properties not securing Indebtedness that does not in the aggregate materially impair the use of said properties in the operation of our business, including our subsidiaries, taken as a whole;

(9) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with our business, including our Subsidiaries, taken as a whole;

(10) Liens on property or assets at the time such property or assets are acquired by us or any of our subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition of property or assets acquired by us or any of our subsidiaries;

(11) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Fortune Brands or any subsidiary of Fortune Brands; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the subsidiary;

(12) Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(13) Liens existing on the date of the Indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the Indebtedness secured by the new Lien (other than any Indebtedness incurred from transaction costs) is not greater than the Indebtedness secured by the Lien that is extended, renewed or replaced;

(14) Liens on any property or assets created, assumed or otherwise brought into existence in contemplation of the sale, assignment, transfer, lease or other conveyance of the underlying property or assets, whether directly or indirectly, by way of share disposition, merger, consolidation or otherwise;

(15) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(16) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(17) Liens arising from financing statement filings regarding operating leases;

(18) Liens in favor of customs and revenue authorities to secure custom duties in connection with the importation of goods;

(19) Liens securing the financing of insurance premiums payable on insurance policies; provided, that such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(20) Liens securing cash management obligations (that do not constitute Indebtedness), or arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods and contractual rights of set-off relating to purchase orders and other similar arrangements, in each case in the ordinary course of business; and

(21) Liens on any property or assets of any Subsidiaries organized under the laws of a jurisdiction other than the United States or any state thereof, securing Indebtedness of such Subsidiaries (but not Indebtedness of Fortune Brands).

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures (other than machinery or equipment) comprising a part thereof, owned or leased by Fortune Brands or any Restricted Subsidiary, used primarily for manufacturing and located in the United States, the gross book value on the books of Fortune Brands or such Restricted Subsidiary (without deduction of any depreciation reserve) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or any portion thereof or any such fixture (together with the land upon which it is erected and any such fixtures comprising a part thereof) (i) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof), or (ii) which, in the opinion of the Board of Directors of Fortune Brands, is not of material importance to the total business conducted by Fortune Brands and its Subsidiaries taken as a whole.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Rating Agencies” means (i) each of Fitch, Moody’s and S&P; and (ii) if Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Reference Treasury Dealer” means each of BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and at least one other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Restricted Subsidiary” means any Subsidiary other than (i) each Subsidiary organized and existing under laws other than the laws of the United States or a state thereof, (ii) each Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside of the United States, (iii) each Subsidiary the primary business of which consists of finance, banking, credit, leasing, insurance, financial services, or similar operations or any combination thereof, (iv) each Subsidiary the primary business of which consists of the ownership, construction, management, operation, sale or leasing of real property or improvements thereon, or similar operations or any combination thereof, (v) each Subsidiary the primary business of which consists of the exploration for, or the extraction, production, transporting, or marketing of, petroleum or gas or other extracted substances, or similar operations or any combination thereof, (vi) each Subsidiary the primary business of which consists of the ownership or operation of one or more transportation businesses or facilities or equipment related thereto or similar operations or any combination thereof, (vii) each Subsidiary the primary business of which consists of obtaining funds with which to make investments outside of the United States, (viii) each Subsidiary substantially all of the assets of which consist of the ownership directly or indirectly of the capital stock of one or more Subsidiaries covered by the preceding clauses (i) through (vii), (ix) each Subsidiary which Fortune Brands or any Subsidiary is, by the terms of the final order of any court of competent jurisdiction from which no further appeal may be taken, required to dispose of and which shall by Board Resolution be determined not to be a Restricted Subsidiary, effective as of the date specified in such resolution and (x) any corporation a majority of the voting shares of which shall at the time be owned directly or indirectly by one or more corporations specified in the preceding clauses (i) through (ix); provided, however, that the Board of Directors may by Board Resolution declare any such Subsidiary to be a Restricted Subsidiary, effective as of the date such resolution is adopted.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and its successors.

“Subsidiary” means any corporation of which Fortune Brands, or Fortune Brands and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own outstanding shares of capital stock having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Book-Entry Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream, or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

Additional information concerning DTC is included in the accompanying prospectus under the heading “Description of Debt Securities—Book Entry Debt Securities” which is incorporated by reference in this prospectus supplement.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

We make no representation as to the accuracy or completeness of information concerning Clearstream or Euroclear Operations provided in this prospectus supplement.

If (1) we notify the trustee and the securities agent in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation or (2) we, at our option, notify the trustee and the securities agent in writing that we elect to cause the issuance of the notes in definitive form under the Indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the securities agent is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. None of we, the trustee or the securities agent shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. None of we, the trustee or the securities agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income and estate tax consequences of buying, owning and disposing of the notes by beneficial owners of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary below is limited to initial beneficial owners who hold the notes as capital assets (generally, property held for investment) and who purchase the notes at their “issue price” (as defined below).

For purposes of this discussion, a “United States Holder” means a beneficial owner of a note other than a partnership that is, or is treated as, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax on a net basis with respect to its worldwide income; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-United States Holder” means a beneficial owner of a note that is not a partnership and that is not a United States Holder.

If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of a note, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such persons should consult their own tax advisors as to the particular United States federal income tax consequences to them.

This summary does not discuss the particular United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or if such holder is subject to special rules under United States federal income tax laws. Special rules apply, for example, to:

•	some financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies;

•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;

•	persons holding securities as part of a hedge, straddle or integrated transaction;

•	United States Holders whose functional currency is not the United States dollar;

•	United States expatriates; or

•	persons subject to the alternative minimum tax.

This discussion does not address the tax consequences to Non-United States Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a United States trade or business. Such holders are generally taxed in a similar manner to United States Holders; although certain special rules apply.

Prospective investors are advised to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

United States Federal Tax Consequences to United States Holders

Payments of Interest

Interest paid on a note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes. If the stated redemption price at maturity of a note exceeds the issue price of such note by more than a de minimis amount (as explained below), such note will be deemed to have original issue discount (“OID”). The “issue price” of a note will be the first price at which a substantial amount of the notes is sold to the public (i.e., excluding sales to any agent, wholesaler or similar person), and the “stated redemption price at maturity” of a note is its principal amount. However, a note will not be deemed to have OID if its stated redemption price at maturity exceeds its issue price by less than a de minimis amount equal to one-fourth of one percent (0.25%) of its stated redemption price at maturity, multiplied by the number of full years to its maturity. If a note meets this de minimis exception, a United States Holder of that note is generally required to include the de minimis OID amount in income (as capital gain), as principal payments are made on the note, unless the United States Holder elects to apply the constant yield method that otherwise applies to an instrument with more than de minimis OID. If the OID on a note is more than de minimis, a United States Holder will be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on interest compounding and in advance of the cash payments attributable to the income. Since the issue price of the notes is expected to be at par or within the de minimis exception, it is expected, and the rest of this disclosure assumes, that the notes should not be considered to have OID.

In certain circumstances (i.e., optional redemption or the exercise of the change of control put), we may pay amounts in excess of stated interest or principal on the notes or pay amounts other than stated interest prior to maturity of the notes. The potential to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a United States Holder might be required to accrue income on the holder’s notes in excess of stated interest, and would be required to treat as ordinary income, rather than capital gain, any gain realized on the taxable disposition of a note before the resolution of the contingencies. Under the applicable United States Treasury Regulations, the possibility that we may pay such excess amounts in the event of an optional redemption will not result in the notes being deemed to be contingent payment debt instruments as a result of a per se rule. Under the applicable United States Treasury Regulations, the possibility that we may pay such excess amounts upon exercise of a change of control put will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such change of control put payments is remote. Therefore, we do not intend to treat the notes as subject to the contingent payment debt rules. Our determination is binding on a United States Holder unless such holder discloses its contrary position to the Internal Revenue Service (“IRS”) in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a United States Holder. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the sum of the cash plus the fair market value of all other property received on the sale, exchange, retirement or other disposition and (ii) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will equal the cost of the note to the United States Holder and increased by any de minimis OID previously included in income under the election described above under “—Payments of Interest.” For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss recognized on the sale, exchange, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the note has been held for more than one year. Long-term capital gains of non-corporate holders are eligible for reduced rates of taxation. For corporate holders, all capital gains are currently subject to U.S. federal income tax at the same rate. The deductibility of any capital losses is subject to limitations.

Backup Withholding and Information Reporting

A United States Holder generally will be subject to United States backup withholding at the applicable rate with respect to interest, principal or redemption premium, if any, paid on a note, and the proceeds from the sale, exchange, retirement or other disposition of a note, if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, the payments of interest, principal, or redemption premium to, and the proceeds of a sale, exchange, retirement or other disposition by, a United States Holder that is not an “exempt recipient” generally will be subject to information reporting requirements. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

United States Federal Tax Consequences to Non-United States Holders

Payments of Interest

Subject to the discussion below concerning backup withholding, interest paid on a note to a Non-United States Holder that is not engaged in a trade or business in the United States generally will not be subject to United States federal income or withholding tax provided that:

•	the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-United States Holder is not a bank receiving certain types of interest; and

•	either

•

the Non-United States Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E as applicable (or a suitable substitute form) that it is not a United States person as defined in the Internal Revenue Code, and provides its name and address, or

•

a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the securities on behalf of the Non-United States Holder certifies under penalties of perjury that such a statement has been received from the Non-United States Holder and furnishes a copy to us.

Interest paid to a Non-United States Holder that is not engaged in a trade or business in the United States and does not satisfy the conditions described above will be subject to United States withholding tax at a rate of 30 percent, unless an income tax treaty applies to reduce or eliminate withholding and the Non-United States Holder provides us with a properly executed IRS Form W-8BEN or W-8BEN-E as applicable (or suitable substitute form) claiming the exemption or reduction in withholding.

Sale, Exchange or Retirement of the Notes

Subject to the discussion below concerning backup withholding, any gain realized by a Non-United States Holder that is not engaged in a trade or business in the United States on the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax unless the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with any payment of proceeds from a sale or other disposition of a note and the Non-United States Holder may be subject to United States backup withholding on payments on the note or on the proceeds from a sale or other disposition of the note. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Estate Tax

Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) may be subject to United States federal estate tax upon the individual’s death unless, at such time:

•	the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

•	the income on the note is not effectively connected to the conduct by such individual of a trade or business in the United States.

Medicare Tax on Investment Income

A 3.8 percent Medicare tax is generally imposed with respect to “net investment income” above a certain threshold of certain United States citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other things, net investment income generally includes gross income from interest on, and net gains from the disposition of the notes, less certain deductions. Holders are urged to consult their tax advisors with respect to the tax consequences of this legislation.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) imposes a withholding tax of 30% on interest income from, and, after December 31, 2018, the gross proceeds from a disposition of, debt instruments issued by U.S. persons, paid to certain foreign entities unless various information reporting and diligence requirements are satisfied. This would generally apply in the case of such debt instruments held through intermediaries that do not agree to satisfy such diligence and information reporting requirements. Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under proposed regulations, the withholding tax would not be imposed on gross proceeds from a disposition of debt instruments. In the preamble to the proposed regulations, the IRS provided that taxpayers may rely upon this change until the issuance of final regulations. Holders should consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes
BofA Securities, Inc.	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note		%
Total	$

Expenses associated with this offering to be paid by us, other than the underwriting discount, are estimated to be approximately $            .

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of J.P. Morgan Securities LLC serves as administrative agent and is a lender on our revolving credit facility and our term loan facility, an affiliate of BofA Securities, Inc. serves as syndication agent and is a lender under our revolving credit facility and term loan facility and an affiliate of Citigroup Global Markets Inc. is a lender under that facility. Accordingly, affiliates of J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. will receive their pro rata portions of the borrowings repaid thereunder, and the amount received by such affiliates through the repayment of those borrowings may exceed 5% of the proceeds of this offering. In the event that greater than 5% of the net proceeds from this offering are used to repay indebtedness owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

Neither this prospectus supplement, the accompanying prospectus nor any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither the Fortune Brands nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Prohibition of sales to EEA retail investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32) of Hong Kong) or which do not constitute an offer to the public within the meaning of that ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”), and accordingly, have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has subscribed for or acquired the notes except:

(1)

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for this prospectus supplement or the accompanying prospectus. The common stock to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The legality of the notes will be passed upon for us by Norton Rose Fulbright US LLP, New York, New York, and the legality of the notes will be passed upon for the underwriters by Sidley Austin LLP, New York, New York. Sidley Austin LLP has from time to time provided legal services to us.

EXPERTS

The consolidated financial statements of Fortune Brands Home & Security, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to Fortune Brands Home & Security, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Fiber Composites LLC that Fortune Brands Home & Security, Inc. acquired during 2018, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX A

Total Sales		By Channel		U.S. Domestic Home Products Market
	FY2018 Sales		FY2018 Sales		FY2018 Sales
Repair & Remodel	48%	Home Centers	26%	Repair & Remodel	66%
New Construction	24%	Wholesale	27%	New Construction	34%
Multi-Family & Commercial	12%	Dealers	21%
International	16%	Other Retail	6%
		Builder Direct	4%
		International	16%

Operating Income

	Before Charges / Gains					GAAP
($ in millions) (Unaudited)	Twelve Months Ended December 31,					Twelve Months Ended December 31,
Operating Income Before Charges/ Gains (a)	2018	2017	2016	2015	Operating Income	2018	2017	2016	2015
Cabinets	$232.3	$272.4	$259.6	$195.7	Cabinets	$143.5	$267.2	$257.8	$192.4
Plumbing	396.0	365.8	320.9	283.4	Plumbing	375.3	358.5	315.0	276.3
Doors & Security	155.3	163.0	141.8	110.0	Doors & Security	155.6	146.9	126.4	96.6
Corporate	(78.9)	(85.0)	(80.5)	(69.0)	Corporate	(79.2)	(90.1)	(80.6)	(85.0)
Total Company	704.7	716.2	641.8	520.1	Total Company	595.2	682.5	618.6	480.3

Reconciliation of Segment and Consolidated Operating Income

($ in millions) (Unaudited)	Twelve Months Ended
	2018	2017	2016	2015
CABINETS
Operating income before charges/gains (a)	$232.3	$272.4	$259.6	$195.7
Restructuring charges (b)	(16.8)	(1.4)	(1.8)	(1.2)
Other charges (b)
Cost of products sold	(9.1)	(1.6)	—	(2.1)
Selling, general and administrative expenses	(0.3)	(2.2)	—	—
Asset impairment charges (d)	(62.6)	—	—	—

Operating Income (GAAP)	$143.5	$267.2	$257.8	$192.4

PLUMBING
Operating income before charges/gains (a)	$396.0	$365.8	$320.9	$283.4
Restructuring charges (b)	(2.6)	(2.8)	(1.6)	(6.4)
Other charges (b)
Cost of products sold	(6.0)	(2.1)	(4.1)	(0.1)
Selling, general and administrative expenses	(8.3)	(2.4)	(0.2)	(0.6)
Change in inventory costing method (c)	(3.8)	—	—	—

Operating Income (GAAP)	$375.3	$358.5	$315.0	$276.3

DOORS & SECURITY (h)
Operating income before charges/gains (a)	$155.3	$163.0	$141.8	$110.0
Restructuring charges (b)	(4.7)	(4.1)	(10.5)	(8.1)
Other charges (b)
Cost of products sold	(7.3)	(5.6)	(4.2)	(5.3)
Selling, general and administrative expenses	1.2	(0.8)	(0.7)	—
Change in inventory costing method (c)	11.1	—	—	—
Asset impairment charges (d)	—	(3.2)	—	—
Loss on sale of product line	—	(2.4)	—	—

Operating Income (GAAP)	$155.6	$146.9	$126.4	$96.6

CORPORATE
Operating income before charges/gains (a)	$(78.9)	$(85.0)	$(80.5)	$(69.0)
Restructuring charges (b)	—	—	—	(0.9)
Other charges (b)
Selling, general and administrative expenses	(0.3)	—	(0.1)	(15.1)
Asset impairment charges (d)	—	(5.1)	—	—

Operating Income (GAAP)	$(79.2)	$(90.1)	$(80.6)	$(85.0)

TOTAL COMPANY
Operating income before charges/gains (a)	$704.7	$716.2	$641.8	$520.1
Restructuring charges (b)	(24.1)	(8.3)	(13.9)	(16.6)
Other charges (b)
Cost of Products Sold	(22.4)	(9.3)	(8.3)	(7.5)
Selling, general and administrative expenses	(7.7)	(5.4)	(1.0)	(15.7)
Change in inventory costing method	7.3	—	—	—
Asset impairment charges (d)	(62.6)	(8.3)	—	—
Loss on sale of product line	—	(2.4)	—	—

Operating Income (GAAP)	$595.2	$682.5	$618.6	$480.3

Reconciliation of Segment and Consolidated Operating Margins

(Unaudited)	Twelve Months Ended December 31,
	2018	2017	2016	2015
CABINETS
Before Charges/Gains Operating Margin	9.6%	11.0%	10.8%	9.0%
Restructuring & Other Charges (b)	(1.1%)	(0.2%)	—	(0.1%)
Asset Impairment Charges (d)	(2.6%)	—	—	—

Operating Margin (GAAP)	5.9%	10.8%	10.8%	8.9%

PLUMBING
Before Charges/Gains Operating Margin	21.0%	21.3%	20.9%	20.0%
Restructuring & Other Charges (b)	(0.9%)	(0.5%)	(0.4%)	(0.5%)
Change in inventory costing method (c)	(0.2%)	—	—	—

Operating Margin (GAAP)	19.9%	20.8%	20.5%	19.5%

DOORS & SECURITY
Before Charges/Gains Operating Margin	13.1%	14.9%	13.5%	11.1%
Restructuring & Other Charges (b)	(0.8%)	(1.0%)	(1.5%)	(1.4%)
Change in inventory costing method (c)	0.9%	—	—	—
Asset impairment charges (d)	—	(0.3%)	—	—
Loss on sale of product line	—	(0.2%)	—	—

Operating Margin	13.2%	13.4%	12.0%	9.7%

TOTAL COMPANY
Before Charges/Gains Operating Margin	12.8%	13.6%	12.9%	11.4%
Restructuring & Other Charges (b)	(1.0%)	(0.4%)	(0.5%)	(0.9%)
Change in inventory costing method (c)	0.1%	—	—	—
Asset Impairment Charges (d)	(1.0%)	(0.2%)	—	—
Loss on sale of product line	—	(0.1%)	—	—

Operating Margin (GAAP)	10.9%	12.9%	12.4%	10.5%

Operating margin is calculated as operating income derived in accordance with GAAP divided by GAAP Net Sales. Before charges/gains operating margin is operating income before charges/gains(a) divided by GAAP net sales. Before charges/gains operating margin is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies. In addition, we revised the results herein to reflect the adoption of ASU 2017-17 during the first quarter of 2018.

Reconciliation of Consolidated EBITDA Before Charges/Gains to Income From Continuing Operations Net of Tax Margin

($ in millions) (Unaudited)	Twelve Months Ended December 31,
	2018	2017	2016	2015
EBITDA BEFORE CHARGES/GAINS (g)	$868.3	$854.7	$776.5	$649.2

Depreciation*	$(107.3)	$(98.6)	$(92.1)	$(93.5)
Amortization of intangible assets	(36.1)	(31.7)	(28.1)	(21.6)
Restructuring and other charges (b)	(54.2)	(23.0)	(23.2)	(22.7)
Interest expense **	(74.5)	(49.4)	(49.1)	(31.9)
Change in inventory costing method (c)	7.3	—	—	—
Loss on sale of product line	—	(2.4)	—	—
Asset impairments (d)	(62.6)	(15.3)	—	—
Norcraft transaction costs (f)	—	—	—	(17.1)
Defined benefit plan actuarial gains/(losses) (e)	(3.9)	0.5	(1.9)	(2.5)
Income taxes	(147.0)	(159.5)	(169.7)	(153.4)

Income from continuing operations, net of tax (GAAP)	$390.0	$475.3	$412.4	$306.5

*

Depreciation excludes accelerated depreciation of ($6.2) million, ($2.5) million, and ($8.7) million for the twelve months ended December 31, 2018 and December 31, 2016 respectively. Accelerated depreciation is included in restructuring and other charges.

**	Interest expense includes the write-off of prepaid debt issuance costs of ($1.3) million for the twelve months ended December 31, 2016.

Reconciliation of Net Debt-To-EBITDA Before Charges/Gains Ratio

($ in millions) (Unaudited)	As of December 31, 2018	As of December 31, 2017	As of December 31, 2016	As of December 31, 2015
Long-term debt	1,809.0	1,507.6	1,431.1	1,168.7

Notes payable to banks	—	—	—	0.8

Short-term debt	525.0	—	—	—

Total debt (1)	2,334.0	1,507.6	1,431.1	1,169.5
Less:
Cash and cash equivalents	262.9	323.0	251.5	238.5

Net debt (2)	2,071.1	1,184.6	1,179.6	931.0

	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015
EBITDA before charges / gains (3) (g)	868.3	854.7	776.5	649.2
Debt-to-EBITDA before charges/gains ratio (1/3)	2.7	1.8	1.8	1.8
Net debt-to-EBITDA before charges/gains ratio (2/3)	2.4	1.4	1.5	1.4

Reconciliation of EBITDA Before Charges/Gains Margin to Income from Continuing Operations, Net of Tax Margin

($ in millions) (Unaudited)	Twelve Months Ended December 31,
	2018	2017	2016	2015
EBITDA before charges/gains margin	15.8%	16.2%	15.6%	14.2%

Depreciation	(2.0%)	(1.9%)	(1.8%)	(2.0%)
Amortization of intangible assets	(0.7%)	(0.6%)	(0.6%)	(0.5%)
Restructuring and other charges (b)	(0.9%)	(0.4%)	(0.5%)	(0.5%)
Interest expense	(1.4%)	(0.9%)	(1.0%)	(0.7%)
Loss on sale of product line	—	(0.1%)	—	—
Asset impairments (d)	(1.0%)	(0.3%)	—	—
Norcraft transaction costs (f)	—	—	—	(0.4%)
Defined benefit plan actuarial losses (e)	(0.1%)	—	—	(0.1%)
Income taxes	(2.7%)	(3.0%)	(3.4%)	(3.3%)
Change in inventory costing method (c)	0.1%	—	—	—

Income from continuing operations, net of tax margin (GAAP)	7.1%	9.0%	8.3%	6.7%

Income from continuing operations, net of tax margin is calculated as income from continuing operations, net of tax derived in accordance with GAAP divided by GAAP Net Sales. EBITDA before charges/gains margin is calculated as EBITDA before charges/gains(g) divided by GAAP Net Sales. EBITDA before charges/gains margin is a measure not derived in accordance with GAAP. Management uses this measure to assess returns generated by FBHS. Management believes this measure provides investors with helpful supplemental information about the Company’s ability to fund internal growth, make acquisitions and repay debt and related interest. This measure may be inconsistent with similar measures presented by other companies.

Definitions of Terms: Non-GAAP Measures

(a) Operating income before charges/gains is operating income derived in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding restructuring and other charges, asset impairment charges, a change in inventory costing method and loss on the sale of a product line. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies. In addition, we revised the results herein to reflect the adoption of ASU 2017-17, Presentation of Net Periodic Pension and Postretirement Costs (“ASU 2017-07”), during the first quarter of 2018.

(b) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs. “Other charges” represent charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such costs may include inventory obsolescence provisions and trade receivables allowances from existing product lines, accelerated depreciation resulting from the closure of facilities, and gains or losses on the sale of previously closed facilities. These costs were $11.3 million for the twelve months ended December 31, 2018, $10.2 million for 2017, $5.4 million for 2016, and $6.0 million for 2015.

In our Plumbing segment, other charges also includes an acquisition-related inventory step-up expense classified in cost of products sold of $5.5 million, $2.1 million and $3.8 million for the twelve months ended December 31, 2018, December 31, 2017 and December 31, 2016, respectively. In addition, in our Plumbing segment, other charges classified as selling, general and administrative expense also includes compensation expense related to deferred purchase price consideration payable to certain former Victoria + Albert shareholders contingent on their employment through October 2018 of $8.1 million and $1.6 million for the twelve months ended December 31, 2018 and December 31, 2017, respectively, and $0.7 million of transaction related U.K. stamp duty resulting from our acquisition of Victoria + Albert for the twelve months ended December 31, 2017. In our Doors & Security segment, other charges classified in cost of products sold also includes an acquisition-related inventory step-up expense of $4.9 million for the twelve months ended December 31, 2018. For the twelve months ended December 31, 2015 other charges in our Cabinets segment, $2.1 million of inventory step-up expense related to the acquisition of Norcraft, which are classified in cost of products sold. In Corporate, for the twelve months ended December 31, 2018, other charges includes $0.3 million of expense associated with our assessment of the impact on the Company from the Tax Cuts and Jobs Act of 2017, and for the twelve months ended December 31, 2015, other charges also includes Corporate expenses of $15.1 million for external banking, legal, accounting and other similar services directly related to the acquisition of Norcraft, and which are classified in selling, general and administrative expenses.

(c) During the fourth quarter of 2018, we determined that it was preferable to change our accounting policy from last-in, first-out (“LIFO”) to first-in, first-out (“FIFO”) for product groups in which metals inventory comprise a significant portion of inventory cost. As a result, we recorded a pre-tax benefit of $7.3 million within cost of products sold during the twelve months ended December 31, 2018.

(d) Asset impairment charges for the twelve months ended December 31, 2018 represent pre-tax impairment charges of $62.6 million related to two indefinite-lived tradenames within our Cabinets segment. Asset impairment charges for the twelve months ended December 31, 2017 represents an impairment of a cost investment in a developmental stage home security company classified in other expense and an impairment of a long-lived Corporate asset classified in selling, general and administrative expenses. In addition, asset impairments for the twelve months ended December 31, 2017, include impairments related to our decision during the first quarter of 2017 to sell the Field ID product line.

(e) Represents actuarial gains or losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in other income (expense) to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of 10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Remeasurements due to plan amendments and settlements may also occur in interim periods during the year. Our other income (expense) reflects our expected rate of return on pension plan assets which in a given period may materially differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from diluted EPS before charges/gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our diluted EPS as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our diluted EPS that does not necessarily have an immediate corresponding impact on operating cash flow or the actual compensation and benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

($ In millions)	Year Ended December 31, 2018		Year Ended December 31, 2017		Year Ended December 31, 2016		Year Ended December 31, 2015
	%	$	%	$	%	$	%	$
Actual return on plan assets	(3.5%)	($30.7)	16.3%	$83.2	10.0%	$46.6	(2.1)%	($18.2)
Expected return on plan assets	6.0%	41.0	6.4%	37.3	6.6%	37.2	6.8%	40.2
Discount rate at December 31:
Pension benefits	4.4%		3.8%		4.3%		4.6%
Postretirement benefits	4.2%		3.4%		3.4%		4.1%

(f) Represents external costs directly related to the acquisition of Norcraft and primarily includes expenditures for banking, legal, accounting and other similar services. In addition, it includes the impact of expense related to our estimated purchase accounting inventory step-up.

(g) EBITDA before charges/gains is income from continuing operations, net of tax, derived in accordance with GAAP excluding depreciation, amortization of intangible assets, interest expense, restructuring and other charges, a benefit from a change in inventory costing, asset impairment charges, the loss on sale of product line, the impact of income and expense from actuarial gains or losses associated with our defined benefit plans, Norcraft transaction costs and income taxes. EBITDA before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to assess returns generated by FBHS. Management believes this measure provides investors with helpful supplemental information about the Company’s ability to fund internal growth, make acquisitions and repay debt and related interest. This measure may be inconsistent with similar measures presented by other companies.

(h) As previously announced, we combined our Doors and Security segments into a new reportable segment ‘Doors & Security’. Reporting for the new Doors & Security segment began in the third quarter of 2018 and historical financial segment information has been restated to conform to the new segment presentation.

PROSPECTUS

Fortune Brands Home & Security, Inc.

Debt Securities

This prospectus describes some of the general terms that may apply to debt securities that we may issue and sell at various times. Please note that:

•	Prospectus supplements will be filed and other offering materials may be provided at later dates that will contain specific terms of each issuance of these debt securities.

•	You should read this prospectus and any prospectus supplements or other offering materials filed or provided carefully before you decide to invest.

•

We may sell these debt securities to or through underwriters or dealers, through agents or directly to purchasers. If we use agents or underwriters to sell these debt securities, we will name them and describe their compensation in the related prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “FBHS.” We have not yet determined whether any of these debt securities will be listed on any exchange, inter-dealer quotation system or over-the-counter market.

Investing in these debt securities involves certain risks. You should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as other risk factor information contained or incorporated by reference in this prospectus or in any prospectus supplement before making a decision to invest in these debt securities. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 2, 2018.

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You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement and the other materials to which we refer you. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of each of those documents. As used in this prospectus, the terms the “Company,” “we,” “our” or “us” refer to Fortune Brands Home & Security, Inc., and its consolidated subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements included or incorporated by reference in this prospectus which are not historical facts generally are forward looking statements. These include statements regarding expected capital spending, expected pension contributions, business strategies, market potential, future financial performance and other matters. Statements that include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations at the time this prospectus is filed with the Securities and Exchange Commission (the “SEC”) or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include, but are not limited to, the risks and uncertainties referred to below under the heading “Risk Factors,” as well as the risks and uncertainties described under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and in any subsequent reports filed with the SEC, which are incorporated by reference herein. Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or changes to future results over time or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of certain terms of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities offered thereby. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, we may include a description of the risks related to an investment in the debt securities described in the applicable prospectus supplement. Before making an investment decision, you should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus, in their entirety.

The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the debt securities that we may offer under this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by the terms of that contract or other document filed as an exhibit. The registration statement and exhibits can be read at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information” in this prospectus.

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors in our debt securities; and

•

were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement, are subject to more recent developments and therefore may no longer be accurate.

FORTUNE BRANDS HOME & SECURITY, INC.

We are a leading home and security products company. We have four business segments, which we refer to as Cabinets, Plumbing, Doors and Security.

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Cabinets. Our Cabinets segment manufactures custom, semi-custom and stock cabinetry, as well as vanities, for the kitchen, bath and other parts of the home. This portfolio includes brand names such as Aristokraft, Diamond, Mid-Continent, Kitchen Craft, Schrock, Homecrest, Omega, Thomasville, Kemper, StarMark and Ultracraft. Substantially all of this segment’s sales are in North America. This segment sells directly to kitchen and bath dealers, home centers, wholesalers and large builders.

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Plumbing. Our Plumbing segment manufactures or assembles and sells faucets, accessories, kitchen sinks, tubs and waste disposals in North America and China, predominantly under the Moen, ROHL, Riobel, Perrin & Rowe, Victoria + Albert, Shaws and Waste King brands. Although this segment sells products principally in the U.S., Canada and China, this segment also sells in Mexico, Southeast Asia, Europe and South America. This segment sells directly through its own sales force and indirectly through independent manufacturers’ representatives, primarily to wholesalers, home centers, mass merchandisers and industrial distributors.

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Doors. Our Doors segment manufactures and sells fiberglass and steel entry door systems under the Therma-Tru brand and urethane millwork product lines under the Fypon brand. Therma-Tru products include fiberglass and steel residential entry door and patio door systems, primarily for sale in the U.S. and Canada. This segment’s principal customers are home centers, millwork building products and wholesale distributors, and specialty dealers that provide products to the residential new construction market, as well as to the remodeling and renovation markets.

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Security. Our Security segment’s products consist of locks, safety and security devices and electronic security products manufactured, sourced and distributed primarily under the Master Lock brand and fire resistant safes, security containers and commercial cabinets manufactured, sourced and distributed under the SentrySafe brand. This segment sells products principally in the U.S., Canada, Europe, Central America, Japan and Australia. This segment manufactures and sells key-controlled and combination padlocks, bicycle and cable locks, built-in locker locks, door hardware, automotive, trailer and towing locks, electronic access control solutions, and other specialty safety and security devices for consumer use to hardware, home center and other retail outlets. In addition, the segment sells lock systems and fire resistant safes to locksmiths, industrial and institutional users, and original equipment manufacturers.

Additional information concerning us and each of our business segments is available in the periodic reports we file with the SEC that are incorporated by reference in this prospectus.

Our principal executive office is located at 520 Lake Cook Road, Deerfield, Illinois 60015 and our telephone number is (847) 484-4400.

RISK FACTORS

Investing in our debt securities involves risks. You should carefully consider, among other things, the matters discussed under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K as updated by our Quarterly Reports on Form 10-Q and other SEC filings, and the risk factors described under the caption “Risk Factors” in the applicable prospectus supplement, all of which are incorporated by reference to this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find Additional Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment in our debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Three Months Ended March 31,	Fiscal Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	6.7	11.0	10.2	11.6	17.7	16.9

For the purposes of computing the ratio of earnings to fixed charges, earnings means the amount resulting from (1) adding (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

Fixed charges means the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense and (iv) preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include the repayment of existing indebtedness, additions to working capital, capital expenditures, investments in our subsidiaries and the financing of possible acquisitions. Pending any specific application described in the applicable prospectus supplement, net proceeds may be initially invested in short-term interest-bearing accounts, securities or similar investments.

DESCRIPTION OF DEBT SECURITIES

Each prospectus supplement will state the particular terms of the debt securities it covers.

We will issue debt securities in one or more series under the indenture, dated as of June 15, 2015, among us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities agent (as amended or supplemented from time to time, the “indenture”). The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. Any indenture supplement or officers’ certificate we elect to use to establish the terms of debt securities issued under the indenture will be filed with the SEC. The terms of the debt securities of any series will be those specified in or pursuant to the indenture, any supplemental indenture or officers’ certificate, the applicable debt securities for that series and those made part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This prospectus includes a summary of the indenture. This summary does not include or reflect any changes that may be made through any supplemental indenture. Any supplemental indenture may affect some or all debt securities we issue under the indenture. You should refer to the specific terms of the indenture, and any supplemental indentures we may file, for more detailed information and not rely only on the summary in this prospectus, or any summary contained in the applicable prospectus supplement. Some of the capitalized terms used in the following discussion are defined in the indenture. Those definitions are incorporated by reference into this prospectus. When we use italics, we are referring to sections in the indenture. Wherever we refer to particular provisions of the indenture, those provisions are incorporated by reference in our summary.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of those debt securities will be described in a prospectus supplement for those debt securities. If any particular terms of those debt securities described in a prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. As used in this description of debt securities, the terms the “Company,” “we,” “our” or “us” refer only to Fortune Brands Home & Security, Inc., and not to any of its subsidiaries.

Determination of Terms

The debt securities of each series offered by this prospectus and the applicable prospectus supplement will constitute our unsecured unsubordinated obligations and will rank on parity in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. We may issue an unlimited principal amount of debt securities under the indenture. The indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of that series of debt securities, including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine such date or dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

•	the terms and conditions, if any, upon which we are required to, or may, at our option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which we will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•	the authorized denominations in which the series of debt securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer and exchange and, if applicable, for exchange for other securities or property, and (3) notices or demands to or upon us in respect of the debt securities of the series or the indenture may be served, if different than the corporate trust office of the securities agent;

•

whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, modification, or deletion of, any covenant or Event of Default with respect to debt securities of the series;

•	whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities;

•	whether the debt securities of the series will be subject to the defeasance and discharge provisions of the indenture; and

•	any other terms of debt securities of the series and any deletions from or modifications or additions to the indenture in respect of such series.

As used in this prospectus and the prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include additional amounts, if any, payable on the debt securities of such series in that context.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in the applicable prospectus supplement, the indenture does not contain any provisions that limit our ability to incur indebtedness, which may have an adverse effect on our ability to service our indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving us, our management, or any affiliate of any of those parties,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger, or similar transaction involving us or our affiliates that may adversely affect the holders of our debt securities.

Form, Denominations, Exchange and Transfer

Unless otherwise provided in the applicable prospectus supplement, we will issue the debt securities in definitive form solely as registered securities, without coupons. The indenture also provides that we may issue debt securities of a series in temporary or permanent global form. (Section 3.01).

Unless we specify otherwise in the applicable prospectus supplement, we will issue registered securities in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. (Section 3.02).

You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in the applicable prospectus supplement. This may be done without service charge but we may require payment of taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange of debt securities.

Unless otherwise provided in the applicable prospectus supplement, in the event of any redemption, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day the relevant notice of redemption is mailed and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any portion of a registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part. (Section 3.05).

Payment and Paying Agents

Unless we indicate otherwise in the applicable prospectus supplement, we will pay principal of and any premium and any interest on registered securities at the office of the paying agent or paying agents as we may designate at various times. However, we may make interest payments on registered securities (i) by check mailed to the address, as it appears on the security register, of the person entitled to the payments; or (ii) by transfer to an account maintained by the payee with a bank located inside the United States, if the Holder has provided valid wire transfer instructions at least three business days prior to the date such interest payment becomes due. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the record date for such interest. (Sections 3.07 and 10.02).

We will name the paying agents initially appointed by us for a series of debt securities in the applicable prospectus supplement. We may act as paying agent. We may terminate the appointment of any of the paying agents at various times.

All monies we pay to a paying agent for the payment of principal of, any premium or any interest on any debt securities that remain unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt securities will look only to us for payment. (Section 10.03).

Book Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. (Section 2.03).

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of direct participants in the debt securities in accordance with its procedures.

A beneficial owner of debt securities must give notice to elect to have its debt securities repurchased or tendered, through its participant to the trustee and effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in such debt securities, on DTC’s records, to the trustee. The requirement for physical delivery of debt securities in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of such debt securities to the trustee’s DTC account.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote debt securities deposited with them. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants. (Section 2.03).

Except as described in this prospectus (or the prospectus supplement for a particular series of debt securities), owners of beneficial interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture. (Section 2.03).

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor the trustee or securities agent will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, owners of beneficial interests in a global debt security will not receive certificates representing their interests. However, if

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days of the notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	upon request by DTC,

we will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that DTC directs. It is expected that these names will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt securities. (Section 2.03).

According to DTC, the information with respect to DTC in this section and elsewhere in this prospectus has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Certain Covenants

Any material covenants applicable to the debt securities of any series will be set forth in the applicable prospectus supplement.

Waiver of Covenants

Holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain covenants that relate to such series of outstanding debt securities. (Section 10.08).

Modification of Indenture

In general, our rights and obligations and the rights of holders of debt securities under the indenture may be modified if holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, we cannot make any adverse change to any payment term of a debt security such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest;

•	reducing the interest rate;

•	reducing the amount of principal or premium, if any, we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder;

•	modifying any right to convert the debt securities for another security to the detriment of the holder;

•	impairing any right of a holder to bring suit for payment;

•	reducing the percentage of the aggregate principal amount of debt securities needed to make any such change to the indenture or to consent to any waiver provided for in the indenture; or

•	making any change to this provision of the indenture. (Section 9.02).

However, if the trustee, securities agent and we agree, we can amend the indenture in certain respects without notifying any holders or seeking their consent, including:

•	to add to the Events of Default or covenants in a manner that benefits the holders of all or any series of debt securities issued under the indenture;

•	to provide for security of debt securities of any series or add guarantees;

•	to establish the form or terms of debt securities of any series;

•	to amend the form or terms of debt securities of any series in a manner that does not adversely affect the interests of holders of any series of debt securities in any material respect;

•

to cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, or to make any change necessary to comply with any requirement of the SEC in connection with the indenture under the Trust Indenture Act, in each case which does not adversely affect the interests of the holders of any series of debt securities in any material respect;

•

to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision;

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities in a manner that does not adversely affect the interests of holders of any series of debt securities in any material respect;

•	to add to or change any provisions of the indenture to facilitate the issuance of bearer securities; or

•

to conform the terms of the indenture or the debt securities to the description thereof contained in this prospectus and any other offering document relating to the offer and sale of those debt securities. (Section 9.01).

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities of that series or (ii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 5.13 and 10.08).

The indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the trustee or the securities agent, and also, upon our request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the indenture. Except for any consent or waiver which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons, if any. (Sections 13.01, 13.02 and 13.04).

Defaults and Certain Rights on Default

An “Event of Default” is defined under the indenture as any of the following:

•	default for 30 days in payment of any interest;

•	default in payment of principal or premium, if any;

•	default for 60 days after notice in performance of any other covenant in the indenture;

•	certain events of bankruptcy, insolvency, receivership or reorganization; and

•	any other event of default established for the debt securities of that series.

We will furnish to the trustee and the securities agent annually a written statement as to the fulfillment of our obligations under the indenture. In case an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series to be due and payable. The indenture permits such declaration, under certain circumstances, to be rescinded by the holders of a majority in principal amount of the debt securities of the series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

Subject to the provisions of the indenture relating to the duties of the trustee and the securities agent in case an Event of Default occurs and is continuing, the indenture provides that the trustee and securities agent are not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee or securities agent, as applicable, reasonable security or indemnity.

Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the debt securities of any series at the time outstanding and so affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or securities agent or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

The holders of a majority in principal amount of the debt securities of any series at the time outstanding and so affected may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of such series. (Sections 5.12, 5.13 and 6.03).

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities agent for cancellation all outstanding debt securities of a particular series or by depositing with the securities agent or delivering to the holders, as applicable, after debt securities of a particular series have become due and payable, whether at the maturity date or otherwise, cash sufficient to pay all of the outstanding debt securities of that series and paying all other sums payable under the indenture by us. Such discharge is subject to the other terms contained in the indenture, including the requirement that we provide an officers’ certificate and opinion of counsel to the trustee and securities agent that all of the conditions precedent to the satisfaction and discharge have been satisfied. (Section 4.01).

Covenant Defeasance and Discharge

Additionally, at our option, either (a) we are “discharged” (as described below) from our obligations with respect to the outstanding debt securities of a particular series or (b) we have no obligation to comply with certain covenants in the indenture and, if applicable, other covenants as may be specified in the applicable prospectus supplement at any time after the applicable conditions set forth below have been satisfied:

•

we have deposited irrevocably with the securities agent (or another trustee satisfying the requirements of the indenture) (i) money in an amount, or (ii) Government Obligations (as defined in the indenture) that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than the opening of business on the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient (in the opinion of a nationally recognized registered public accounting firm) to pay and discharge each installment of and premium, if any, and interest on, the outstanding debt securities of the applicable series on the dates such installments of interest or principal and premium are due;

•

no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series has occurred and is continuing on the date of such deposit; and, in the case of debt securities being discharged, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to us or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of such deposit; and

•

if required for a series of debt securities, we have delivered to the trustee and the securities agent an opinion of counsel to the effect that holders of debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option as described in this paragraph and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised. (Section 4.03).

“Discharged” means that we are deemed to have paid and discharged the applicable debt securities and to have satisfied all the obligations under the indenture, except (a) the rights of holders of the debt securities to receive, from the trust fund, payment of the principal of and premium, if any, and interest on such debt securities when such payments are due, (b) certain of our obligations with respect to transfer and exchange of the debt securities and (c) the rights, powers, trusts, duties and immunities of the trustee under the indenture.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting discharge or covenant defeasance with respect to the debt securities of a particular series.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York. The indenture is also subject to provisions of the Trust Indenture Act that are required to be part of the indenture and is governed by such provisions. (Section 1.12).

Concerning the Trustee

The trustee has banking affiliates with which we may from time to time maintain credit facilities or other ordinary banking relationships.

PLAN OF DISTRIBUTION

We may sell the debt securities offered by this prospectus (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers or agents and their compensation in a prospectus supplement.

LEGAL OPINION

The validity of the debt securities offered by this prospectus will be passed upon for us by Sidley Austin LLP. Any underwriters will also be advised about the validity of the debt securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which the SEC maintains in the SEC’s File No. 1-35166. You can read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed in accordance with SEC rules) until our offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018; and

•	Definitive Proxy Statement on Schedule 14A filed on March 14, 2018.

You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our website at http://www.fbhs.com):

Fortune Brands Home & Security, Inc.

Office of the Secretary

520 Lake Cook Road

Deerfield, Illinois 60015

Telephone number (847) 484-4400

We have filed with the SEC a registration statement to register the debt securities under the Securities Act. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted above. The contents of our website are not incorporated by reference into this prospectus for any purpose.

$

            % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

J.P. Morgan

                    , 2019